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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12

--------------------------------------------------------------------------------
                              Dave & Buster's, Inc.
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person (s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ] Fee computed on the table below per Exchange Act Rule 14a-6(i)(1) and 0-11 ("Rule 0-11").

     (1)  Title of each class of securities to which transaction applies
     (2)  Aggregate number of securities to which transaction applies
     (3) Per unit price or other underlying value of transaction computed pursuant to Rule 0-11
     (4)  Proposed maximum aggregate value of transaction
     (5)  Total fee paid

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid:
          (2)  Form, Schedule or Registration Statement No.:
          (3)  Filing Party:
          (4)  Date Filed:


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     Filed by Dave & Buster's, Inc. pursuant to Rule 14a-6 under the Securities
     Exchange Act of 1934. Subject Company: Dave & Buster's, Inc. Commission File No.: 0-943823

     The following additional materials may be used in connection with the solicitation of proxies by Dave & Buster's, Inc.:
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         Dolphin's proxy contest is based on its repeated assertion that the current Board of Dave & Buster's is tainted by what Dolphin alleges to be an improper process to sell the Company. Dolphin's charges simply are untrue.

CONTRARY TO DOLPHIN'S ASSERTIONS:

* A FORMAL SALES PROCESS ONLY BEGAN IN THE SPRING OF 2002--IT IS INCORRECT TO SAY THERE WAS A SALES PROCESS BEFORE THAT TIME.

         Fact: There was no "sale process" prior to the spring of 2002. Based upon the receipt of unsolicited indications of possible interest from third parties in late 1999, the Board requested that an investment banking firm provide a general review of financing and strategic alternatives in December 1999. Following that presentation and in view of the low trading price for the Company's common stock, the Board concluded that the Company was likely to be significantly undervalued if it were to pursue a sale, merger or other transaction at that time. Accordingly, the Board did not undertake any sale process.

         The discussions with third parties during 2000 and 2001 that are described in the Company's public filings--none of which resulted in the Company receiving a formal acquisition proposal --were initiated by such parties on an unsolicited basis and were not intended to constitute a "process" to sell the Company. Only after the receipt of a bona fide proposal in 2002 and the consideration of a variety of market, business and other factors at such time, including the advice of its independent financial advisor, did the Company's Board and the Special Committee determine that a sale of the Company in such instance was in the best interests of the stockholders.

* IT WAS ENTIRELY PROPER FOR THE SPECIAL COMMITTEE TO HAVE BEEN EMPOWERED IN 1999 TO CONSIDER TRANSACTIONS IN WHICH MANAGEMENT DIRECTORS MIGHT PARTICIPATE OR OTHERWISE BE CONFLICTED.

         Fact: Although the Board had already determined in late 1999 not to affirmatively pursue a sale, merger or other transaction, the Board proactively formed the Special Committee based upon (i) the disclosure to the Board by senior management that one unsolicited indication of interest provided for the participation by senior management, and (ii) the view expressed by some that the Company's low stock price created an environment in which the Board could reasonably expect additional unsolicited indications of interest. The Special Committee would help to ensure a fair process for the review of any proposal in which other directors or members of senior management might participate or otherwise be conflicted.

* THE SPECIAL COMMITTEE WAS INDEPENDENT OF SENIOR MANAGEMENT WITH RESPECT TO THE CONSIDERATION OF ANY POTENTIAL SALE, MERGER, OR SIMILAR TRANSACTION.

         Fact: Three of the original four members of the Special Committee satisfy the most rigorous independence criteria of the New York Stock Exchange and applicable laws. Moreover, the fourth member (Chris Maguire) was affiliated with a major real estate services firm that provided

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         sale and leaseback financing and brokerage services to the Company in the ordinary course of the Company's business; however, the Board and the Special Committee analyzed these relationships and the interests of Mr. Maguire, and determined that he was independent of senior management with respect to the consideration of any potential sale, merger or similar transaction.

* LANDRY'S AND ANY OTHER POTENTIALLY INTERESTED PARTY HAD (AND CONTINUES TO HAVE) EVERY OPPORTUNITY TO MAKE A PROPOSAL.

         Fact: At no time did senior management fail to send any information to Landry's that it requested, refuse to meet with Landry's representatives or purport to speak on behalf of the Board of Directors of the Company or the Special Committee. The fact is that Landry's, or any other interested party, was at all times prior to the Investcorp transaction free to make any acquisition proposal that it desired directly to the Special Committee. All such parties were also free to make a proposal while the Investcorp transaction was pending, subject to payment of a termination fee to Investcorp if a competing transaction was consummated instead. Finally, since termination of the Investcorp transaction, any potential buyer was, and continues to be, free to submit an acquisition proposal if it desires to do so. Indeed, one of the reasons for the Special Committee's decision to terminate the transaction with Investcorp was to allow other potentially interested parties the opportunity to make a proposal if they wished to do so, without having to pay a termination fee to Investcorp.

         In the Fall of 2002, Mr. Netter contacted Mark Levy, Chairman of the Special Committee, on at least two occasions to discuss the Investcorp transaction. During these conversations and in correspondence with Mr. Levy, Mr. Netter indicated that he knew of a particular strategic buyer that may be interested in the Company. We don't know if Landry's was the "strategic buyer" to which Mr. Netter was referring, but Mr. Levy advised Mr. Netter, verbally and in writing, that the Company had previously announced that any persons interested in making an acquisition proposal could do so directly to the Special Committee. Mr. Levy encouraged Mr. Netter to forward Mr. Levy's contact information to this strategic buyer or any other potentially interested party of which Mr. Netter was aware. Mr. Levy did not and has not received any indications of interest.

*        SENIOR MANAGEMENT DID NOT EXCLUDE STRATEGIC BUYERS.

         Fact: In a period spanning 30 months, the Company received unsolicited inquiries from seven parties other than Landry's. Only one of these parties was a potential strategic buyer, and that party, after making a preliminary inquiry, declined to sign a confidentiality agreement, perform any due diligence or otherwise demonstrate any interest in pursuit of a transaction. Of the remaining parties, only two ultimately submitted formal proposals - both directly to the Special Committee.

*        THE SPECIAL COMMITTEE WAS FULLY ENGAGED AND ACTIVE, NOT PASSIVE.

         Fact: The Special Committee directly and actively negotiated the only two proposals ever made to acquire the Company. It rejected one proposal (Chartwell's) as offering inadequate


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         consideration to the stockholders. Through active negotiations, it secured an increase in Investcorp's $11.50 per share offer to a $12.00 per share fully financed tender offer. During the pendency of the Investcorp transaction, the Company issued a press release that noted the Special Committee's availability to receive and consider proposals for alternative transactions. The press release included the name and phone number of the Special Committee's chairman for interested persons to contact. Dolphin appears to be criticizing the Special Committee for not affirmatively finding buyers during 2000 and 2001 at a time when the Board of Directors had determined that pursuit of a sale, merger or similar transaction was not in the best interest of stockholders.

*        THE PROCESS WORKED AS IT WAS SUPPOSED TO.

         Fact: Investcorp presented a fully financed tender offer at $12.00 per share to the Company's stockholders and was prepared to close this transaction in July 2002. An insufficient number of shares was tendered at the $12.00 price, resulting primarily from the publicly stated calculation of certain institutional stockholders that greater consideration could be obtained by refusing to tender their shares. Investcorp thereafter negotiated a commitment from several of these institutional stockholders to support a merger at the increased price of $13.50, subject to a financing contingency. This revised transaction could not be consummated due to difficult conditions in the credit markets. In our view, the failure of the transaction to be completed was not due to the Board's or the Special Committee's process. Rather, we believe that the process worked as it was supposed to, allowing the Company's stockholders to have the ultimate decision as to the sale of Dave & Buster's.

         With the benefit of hindsight, Dolphin or any other stockholder may wonder hypothetically whether a public auction for the Company, commenced in late 1999 with the assistance of an investment banking firm, could have resulted in more than a $12.00 per share fully financed tender offer. Although we doubt this would have been achieved, one can only speculate. In any case, we think that Dolphin has taken a matter of business judgment and, through misinformation and innuendo, converted it into a misguided attack on the ethics of the Board of Directors. We want to be clear on this important point: the conduct of our Board of Directors and the Special Committee was neither flawed nor improper, and the members of the Board and the Special Committee properly discharged their fiduciary duties to stockholders.


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                    EXECUTIVE COMPENSATION AT DAVE & BUSTER'S



Recent Actions Better Aligning Compensation with Performance:

IN REVIEWING FISCAL YEAR 2002 RESULTS, THE COMPENSATION COMMITTEE RECOGNIZED THAT DAVE & BUSTER'S DID NOT MEET ITS EBITDA TARGET FOR FINANCIAL PERFORMANCE. As a result, the Committee determined that:

         1. There would be no increase in the base salaries of the Chief Executive Officer or the President for 2003.

         2. The Chief Executive Officer and the President were eligible for a potential bonus of 150% of their base salaries under the Executive Incentive Plan. There was no payout for the EBITDA portion of the bonus, which could have been a maximum payout of 112.5% of their base salaries. While the individual performance objectives portion allowed for a maximum payout of 37.5% of their base salaries, a bonus of only 10% was awarded.

         3. Under the Long-Term Incentive Plan, none of the executive officers at Dave & Buster's would receive stock options or restricted stock in 2002

The Compensation Committee also took a number of steps that impacted compensation for fiscal year 2003. ON CONSULTATION WITH THE COMPENSATION COMMITTEE, BOTH THE CHIEF EXECUTIVE AND THE PRESIDENT AGREED TO TAKE A 20 PERCENT BASE SALARY CUT FOR FISCAL 2003. The Chief Executive and the President will have the ability to make up all or part of this amount only if the Company achieves at least a 50-100% increase in earnings per share over fiscal 2002.

Further, as part of the Company's agreement with shareholder Renaissance Capital announced on May 15, 2003, both the Chief Executive and the President will take further salary cuts in the event that the Company fails to achieve pre-tax income of 9% of its revenues in the fourth quarter of the current fiscal year. IF THESE FINANCIAL PERFORMANCE TARGETS ARE NOT MET, THE SALARIES OF THE CHIEF EXECUTIVE AND THE PRESIDENT WILL BE CUT AN ADDITIONAL 27% IN FISCAL 2004, RESULTING IN A POTENTIAL 40% REDUCTION FROM 2002 LEVELS.

Management compensation plans at Dave & Buster's have been approved by the Compensation Committee of the Board of Directors, in consultation with an outside compensation advisor. THE COMPENSATION COMMITTEE IS COMPRISED ENTIRELY OF INDEPENDENT DIRECTORS.

Guiding Principles

The Compensation Committee of the Dave & Buster's Board of Directors takes an active role in the determination of executive compensation. As explained in

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more detail in the Company's proxy statement, compensation is based on three guiding principles:

         o Provide a competitive total executive compensation package that enables the Company to attract and retain key executives.

         o Integrate all pay programs with the Company's annual and long-term business objectives and focus executives on the fulfillment of these objectives.

         o Provide variable compensation opportunities that are directly linked to the performance of the Company.

Compensation is awarded in the form of cash compensation, short-term incentives through the Executive Incentive Plan and in the form of long term incentives, principally through the firm's Long-Term Incentive Plan. The base salary for both the President and the CEO was determined by the Committee's evaluation of the Company's operating and financial results, a subjective analysis of their individual performance and substantial contribution to Company results, and the compensation range for other executives in the industry.

The Executive Incentive Plan is the principal short-term incentive program for providing cash bonus opportunities for the President, the CEO and other managers, contingent upon operating results and the achievement of individual performance objectives as determined by the Compensation Committee. EBITDA counts for 75% of the total EIP bonus awarded; individual performance objectives count 25%.

Long-term incentives are used to align the interests of Dave & Buster's executives and other management with those of shareholders. The Compensation Committee believes that this objective is best accomplished through the provision of stock-based incentives.


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